Exhibit 99.(10)(b)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Mutual of America Life Insurance Company and
Contract Owners of Mutual of America Separate Account No. 3:

We consent to the incorporation by reference, in this registration statement, of our report dated April 25, 2006, on the statements of assets and liabilities of Mutual of America Separate Account No. 3 (comprised of the sub-accounts collectively referred to as “the Separate Account”) as of December 31, 2005, and the related statements of operations for the year or period then ended as indicated herein, the statements of changes in net assets for each of the years or periods in the two-year period then ended as indicated herein, and the financial highlights for each of the years or periods in the four-year period then ended as inicated herein.

We also consent to the reference to our firm under the heading “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 28, 2006